Exhibit 99.1
LL&E-ROYALTY TRUST LL&E ROYALTY TRUST ANNOUNCES UPDATE
LL&E ROYALTY TRUST

The Bank of New York Mellon Trust Company, N.A. — Trustee	NEWS RELEASE
FOR IMMEDIATE RELEASE
AUSTIN, Texas, October 25, 2010—(BUSINESS WIRE)— LL&E Royalty Trust (Pink Sheets:LRTR.pk — News) announced today that:
On October 25, 2010 The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) of LL&E Royalty Trust (the “Trust”), was informed by its independent petroleum engineers, Miller and Lents, Ltd. (“Miller and Lents”), that Miller and Lents has discovered additional expenses not taken into account in the preparation of the reserve report as of July 31, 2010 (the “Reserve Report”) prepared for the Trust by Miller and Lents relating to the Trust’s interests in the Jay Field. The Reserve Report, which was dated October 18, 2010, indicated that, as of July 31, 2010, the estimated future net revenues attributable to the interests held by the Trust in the Jay Field were $14.7 million, and that the standardized measure of discounted estimated future net cash flows, discounted at 10% annually in accordance with SEC guidelines, was $10.5 million. Miller and Lents has advised the Trustee that potential changes to the expenses used in the estimates could substantially reduce the estimated future net revenues attributable to the interests held by the Trust in the Jay Field and the standardized measure of discounted estimated future net cash flows, discounted at 10% annually in accordance with SEC guidelines. Miller and Lents will issue a revised Reserve Report upon resolution of the additional expenses.
As previously stated, there are many uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the timing of development expenditures. The Trustee is not able to, and does not, make any estimate or projection of the value of the Trust’s assets or any amount that a purchaser may be willing to pay for any of the assets.
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include all statements included in this press release regarding the amount of potential additional expenses relevant to the Miller and Lents estimates and the amount of any future net revenues attributable to the Trust’s interests. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2008, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.
Contact:
LL&E Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich, 800-852-1422
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